Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 15, 2010, which respect to the consolidated financial statements of Essex Rental Corp. and Subsidiaries (Successor) and Essex Holdings, LLC and Subsidiary (Predecessor) on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Essex Rental Corp. on Form S-3 (File No. 333-138452, effective May 21, 2009) and on Form S-8 (File No. 333-161332, effective August 13, 2009).

/s/ Grant Thornton LLP
Grant Thornton LLP

Chicago, Illinois
March 15, 2010